Exhibit 99.1
                                                                    ------------

FOR IMMEDIATE RELEASE             Press Release

                     PLAYTEX PRODUCTS COMPLETES ACQUISITION

                           OF DIAPER GENIE(R) BUSINESS


WESTPORT, CT (January 29, 1999) - Playtex Products, Inc. (NYSE: PYX), a leading diversified consumer and personal products company, announced today it has completed the previously announced acqusition of the Diaper Genie(R) business, the leading diaper disposal system in the U.S., from privately held Mondial Industries Limited Partnership ("Mondial"). The purchase price consisted of $72 million in cash ad the issuance of $50 million in convertible debt to Mondial, for a total consideration of $122 million.

The newly issued convertible debt will bear interest of 6% and will be convertible after January 29, 2000 at the holders' option into approximately 2.6 million shares of Playtex common stock at a conversion price of approximately $19.15 per share. The notes will mature in 2004 and are callable by Playtex after January 29, 2002.

About Playtex Products
----------------------

Playtex Products, Inc. is a leading manufacturer and distributor of a diversified portfolio of consumer and personal products. Infant Care is the largest business segment and market leader with Playtex(R) infant feeding products, Binky(R) pacifiers, Chubs(R) baby wipes, Wet Ones(R), and Mr. Bubble(R). Feminine Care offers a wide range of Playtex(R) tampons and leads the plastic applicator segment. Sun Care includes the #2-selling Banana Boat(R) and BioSun(R). Household Products includes Woolite(R) rug and upholstery cleaning products and Playtex(R) Gloves, the leader in the household latex glove market. Personal Grooming includes market leaders Binaca(R) and Ogilvie(R).

About Diaper Genie(R)
---------------------

o Introduced in 1993 by Mondial, the patented Diaper Genie diaper disposal system provides a unique system for the convenient and hygienic disposal of soiled infant diapers. The system is composed of a plastic storage container and plastic film refill cartridge. The Diaper Genie totally encapsulates a soiled diaper, individually wrapping it in a thin plastic film tubing and storing it in the base of the disposal container, thereby reducing odor and bacteria.
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o        Refill cartridges are purchased separately. Diaper Genie is the only diaper pail and hamper product that sells branded, special purpose refills.

o The exclusive "twist" action utilized by the Diaper Genie sealing mechanism, the key feature of the product, is protected by patent until the end of 2008. The exclusive refills are also protected by patent.

o A state-of-the-art facility at the company's headquarters in Streetsboro, Ohio produces the system and refills with proprietary injection molding tools, patented film handling equipment and high-speed packaging lines.

o Diaper Genie holds the #1 market position in the diaper pail segment with an 82% dollar share and 72% unit share.

o The business generated net sales of approximately $42 million and EBITDA of approximately $13 million in 1998. Roughly two thirds of sales are from refills.

o Diaper Genie's customers represent most major names in U.S. mass market consumer goods retailing, including Wal-Mart, K-Mart, Target, Sears and Toys'R'Us, together with many regional accounts and specialty baby stores.


For more information, contact:

Michael F. Goss                                 Julie K. Gottlieb
Executive Vice President                        Director of Investor Relations
  and Chief Financial Officer                     and Communications
Playtex Products, Inc.                          Playtex Products, Inc.
(203) 341-4264                                  (203) 341-4262